Exhibit 99.1

American Software Reports Preliminary Fourth Quarter and Fiscal Year 2019 Results

Subscription Fees Increase 47% for the Quarter and Cloud Services Annual Contract Value Increases 36%

ATLANTA--(BUSINESS WIRE)--June 19, 2019--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the fourth quarter and for fiscal year 2019.

Key fourth quarter financial highlights:

  Subscription fees were $3.8 million for the quarter ended April 30, 2019, a 47% increase compared to $2.6 million for the same period last year, while software license revenues were $1.7 million, a 42% decrease compared to $2.9 million for the same period last year, reflecting our continued transition to the SaaS engagement model.
  Cloud Services Annual Contract Value (ACV) increased approximately 36% to $17.3 million as of the quarter ended April 30, 2019 compared to $12.7 million as of the same period of the prior year.
  Total revenues for the quarter ended April 30, 2019 were $26.3 million, a decrease of 11% over the comparable period last year.
  Recurring revenue streams for Maintenance and Subscription Cloud Services were 56% of total revenues in the quarter ended April 30, 2019 compared to 46% in the same period of the prior year.
  Maintenance revenues for the quarter ended April 30, 2019 decreased 1% to $10.8 million compared to $10.9 million for the same period last year.
  Professional services and other revenues for the quarter ended April 30, 2019 were $9.9 million compared to $12.9 million for the same period last year.
  Operating earnings for the quarter ended April 30, 2019 decreased 59% to $1.0 million compared to $2.5 million for the same period last year.
  GAAP net earnings for the quarter ended April 30, 2019 increased 48% to $1.9 million or $0.06 per fully diluted share compared to $1.3 million or $0.04 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended April 30, 2019, which exclude non-cash stock-based compensation expense and amortization of acquisition-related intangibles, were $2.7 million or $0.09 per fully diluted share compared to $2.0 million or $0.06 per fully diluted share for the same period last year.
  EBITDA decreased by 27% to $3.1 million for the quarter ended April 30, 2019 compared to $4.2 million for the same period last year.
  Adjusted EBITDA decreased by 23% to $3.5 million for the quarter ended April 30, 2019 compared to $4.5 million for the quarter ended April 30, 2018. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, income tax expense and non-cash stock-based compensation expense.

Key fiscal year 2019 financial highlights:

  Subscription fees were $14.0 million for the twelve months ended April 30, 2019, a 58% increase compared to $8.9 million for the same period last year, while software license revenues were $7.1 million, a 54% decrease compared to $15.3 million for the same period last year, reflecting our continued transition to the SaaS engagement model.
  Total revenues for the twelve months ended April 30, 2019 decreased by 4% to $108.7 million compared to $112.7 million for the same period last year.
  Recurring revenue streams of Maintenance and Subscription Cloud Services were 55% of total revenues for the twelve month period ended April 30, 2019 compared to 47% in the same period of the prior year.
  Maintenance revenues for the twelve months ended April 30, 2019 were $45.4 million, a 4% increase compared to $43.8 million for the same period last year.
  Professional services and other revenues for the twelve months ended April 30, 2019 decreased 6% to $42.2 million compared to $44.7 million for the same period last year.
  For the twelve months ended April 30, 2019, the Company reported operating earnings of approximately $5.3 million compared to $13.5 million for the same period last year, a 61% decrease.
  GAAP net earnings were approximately $6.8 million or $0.22 per fully diluted share for the twelve months ended April 30, 2019, a 44% decrease compared to $12.1 million or $0.40 per fully diluted share for the same period last year.
  Adjusted net earnings for the twelve months ended April 30, 2019, which exclude stock-based compensation expense, amortization of acquisition-related intangibles and a discrete tax benefit adjustment related to the Tax Cuts and Jobs Act of 2017, decreased 22% to $10.5 million or $0.33 per fully diluted share, compared to $13.5 million or $0.44 per fully diluted share for the same period last year.
  EBITDA decreased by 34% to $13.0 million for the twelve months ended April 30, 2019 compared to $19.6 million for the same period last year.
  Adjusted EBITDA decreased 30% to $14.8 million for the twelve months ended April 30, 2019 compared to $21.0 million for the twelve months ended April 30, 2018. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation.

The overall financial condition of the Company remains strong, with cash and investments of approximately $88.5 million and no debt as of April 30, 2019. During the fourth quarter of fiscal 2019, the Company paid shareholder dividends of approximately $3.4 million.

“We are pleased with our 58% growth in Subscription Fees and 36% increase in Cloud Services Annual Contract Value (ACV) as these key performance indicators continue to underscore our measured transition to a cloud-first business model for the 2019 fiscal year,” said Allan Dow, president of American Software. “Additionally, our recurring revenue streams of Maintenance and Subscription Cloud Services represented 56% of fourth quarter Total Revenues, giving our business and shareholders increased visibility and stability with respect to future revenue. While we remain encouraged by our progress towards higher recurring revenues, we experienced longer sales cycles throughout the year and especially in the fourth quarter. As we look forward to fiscal year 2020, we believe our investments in product innovations, go-to-market coverage, and advanced analytics should enable us to build upon our performance in fiscal year 2019.”

“We are driving differentiated innovation across our portfolio and continue to be recognized as a leader in the supply chain solutions marketplace. In fact, Gartner positioned two of our brands in the May 2019 Magic Quadrant for Sales and Operations Planning Systems of Differentiation. Logility was recognized with the highest overall position for Ability to Execute in the Leader quadrant and Demand Management was prominently ranked in the Challenger quadrant,” stated Dow. “Artificial Intelligence and machine learning are powering the ability for our solutions to further automate, accelerate and streamline supply chain planning. These innovations will help our customers better address the increasingly competitive labor market with new automation advantages, increased visibility, greater operational efficiency and more confident decision-making. It is an exciting time to be in the supply chain innovation business and we are optimistic about the opportunities ahead.”

Additional highlights for the fourth quarter and fiscal 2019 include:

Customers and Channels

  Notable new and existing customers placing orders with the Company in the fourth quarter include: Bericap, Cement Australia, Dismatec S.A., Helzberg’s Diamond Shops, Lacoste, Living Proof, Marco Pharma International, Oatly, Quicksilver Scientific, Red Wing Shoe Company, Sandvik, Sleep Country, Tencate Geosynthetics, Tyler Union, and Violeta.
  During the quarter, SaaS subscription and/or software license agreements were signed with customers located in the following 12 countries: Australia, Belgium, Bolivia, Bosnia and Herzegovina, Canada, France, Germany, Mexico, New Zealand, Sweden, United States and Uruguay.
  Logility, Inc., a wholly owned subsidiary of the Company, announced Tillamook County Creamery Association has received the prestigious 2019 Velocity Award. Presented at the 2019 Velocity Conference, the award highlights a company that has demonstrated exceptional innovation in its effort to implement a digital supply chain initiative that significantly improves operations and creates a platform for growth.
  Logility also recognized the recipients of the 2019 Accelerator Awards presented to Follett Corporation, Jockey International, Inc., Leupold & Stevens, Siemens Healthineers, and Smithfield Foods, Inc. for leading transformative digital supply chain initiatives that resulted in significant business impact through the innovative use of people, process, technology and data.
  Logility congratulated Elaine Videau, Tillamook County Creamery Association, and Jay Schmidt, Leupold & Stevens, on their selection to the 2019 Supply & Demand Chain Executive Practitioner Pros to Know. Ms. Videau and Mr. Schmidt were two of 27 professionals honored this year for their commitment to transformative supply chain solutions and processes.
  Demand Management, Inc., a wholly-owned subsidiary of Logility, announced that Kale Aero, a leading provider of structural components, assemblies, and kits to the aerospace industry, chose Demand Solutions® manufacturing as its new scheduling platform. Kale Aero’s Demand Solutions implementation will support the growing company’s operations in Istanbul, Turkey.
  New Generation Computing, Inc. (NGC), a wholly-owned subsidiary of the Company, announced that Quality Worldwide, a full-service apparel design and manufacturing company, is implementing its Andromeda Cloud Platform®. Quality Worldwide selected the Andromeda Cloud Platform, including PLM, SCM and Quality Control, as well as NGC’s ERP solution, to deliver an even higher level of service and support for its customers, who include many of the retail and fashion industry’s best-known brands.
  NGC announced that California Manufacturing Company selected the Andromeda Cloud Platform. California Manufacturing Company will implement the NGC Andromeda PLM® and Andromeda SCM® solutions for both the Canyon Guide Outfitters and Dakota Grizzly brands, providing the company with an integrated, seamless solution for all its lines of business.
  NGC announced that Rip Curl, a Torquay, Australia based designer, manufacturer and retailer of high-tech surfing sportswear and a broad spectrum of accompanying products, will replace its legacy PLM system with Andromeda PLM. Following a comprehensive market evaluation, Rip Curl selected NGC’s cloud-based Andromeda PLM solution based on the platform’s robust planning functionality, strong vendor interaction capabilities, and efficient data management and entry.

Company and Technology

  During the quarter, the Company hosted the 2019 Velocity Conference with keynote presenters including Amber Salley, research director, Gartner, and Sean Willems, Ph.D., Haslam Chair in Supply Chain Analytics, University of Tennessee. The global customer conference drew a record audience and featured 80 breakout and training sessions to help supply chain leaders leverage best practices and new technology innovations to drive greater speed, precision and value for their companies.
  Logility announced Logility Voyager Pulse Wise™, an autonomous engine that continuously senses, analyzes and updates demand planning parameters in real-time to help ensure the supply chain operates at peak performance. Artificial intelligence analyzes future demand signals and actual performance to proactively react to changes that may impact forecast accuracy. This innovative approach to creating a more precise supply chain plan has been shown to increase forecast accuracy by 20 to 50 percent.
  Logility highlighted several enhancements to the Logility Voyager Solutions™ platform that leverage valuable applications of artificial intelligence (AI) and machine learning to boost supply chain performance. A few of the AI and machine learning features announced include Voyager Pulse Wise, Voyager Order Promising, Optimization Orchestration, Advanced Demand Simulation, Inventory Optimization and Inspiration Board.
  Logility launched the Logility Evergreen Upgrade Service to help customers overcome IT obstacles and take advantage of the latest innovations offered with the Logility Voyager Solutions platform. Through Logility’s new service, companies will gain a better grasp of the margin, revenue and cost improvements available to them as well as intangible benefits including improved employee satisfaction, enhanced brand equity and customer loyalty.
  During the quarter, Logility announced Mac McGary joined the company as the executive vice president of Global Sales. McGary was most recently president of Sweetbridge Alliance and has held various sales and operational leadership positions in both young and mature enterprise software companies focused on the supply chain, including executive vice president of global sales at GT Nexus and vice president of Industrial and High Tech Markets at QAD.
  Halo, a division of Logility, Inc., announced the release of Halo Demand Sensing, an innovative solution that leverages AI and multiple data streams to create an accurate sense-and-respond forecast to increase margins and optimize inventory deployment. Halo Demand Sensing builds on traditional approaches to accelerate decision-making for improved service levels, reduced inventory investment and increased profitability across retail, consumer goods, consumer electronics, and food and beverage industries.
  Logility and Demand Management both announced during the quarter that industry publication Food Logistics named each company to its 2018 FL100+ Top Software and Technology Provider list. This marks the 15th consecutive year Logility has received this recognition and the tenth time Demand Management has received the award for helping many of the world’s leading food and beverage companies overcome their complex supply chain challenges.
  Demand Management announced the general availability of its new SaaS-based Manufacturing Optimization solution designed to identify the most effective use of a company’s production resources given business objectives and network constraints. Bridging the gap between demand planning and production scheduling, Demand Solutions Manufacturing Optimization combines short-term detailed scheduling with longer range capacity planning and modeling to simultaneously solve multiple, complex constraints and model the real-world environment.
  Demand Management announced that its president, Bill Harrison, was named a Provider Pro to Know by industry publication Supply & Demand Chain Executive for the eleventh consecutive year and NGC announced that three of its executives, Mark Burstein, president sales and development, Fred Isenberg, president consulting services, and Roger Mayerson, vice president business solutions, were recognized. The Pros to Know Award recognizes supply chain executives that are leading initiatives to help prepare their customers’ or their companies’ supply chains for the significant challenges of today’s business climate.
  NGC announced it would showcase how its Andromeda Cloud Platform is driving digital transformation at the 2019 Velocity Conference. In addition, the company highlighted several sessions led by leading apparel manufacturers and retailers.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, delivers innovative demand-driven supply chain management and advanced retail planning platforms backed by more than 45 years of industry expertise. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large and Fortune 500 companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products, Red Wing Shoe Company, Verizon Wireless and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use Software-as-a-Service (SaaS) supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. Halo Business Intelligence, a division of Logility, is an advanced analytics software provider leveraging an innovative blend of artificial intelligence and machine learning technology to drive greater supply chain performance. Halo customers include Aaron’s, Leatherman Tool Group and SweetWater Brewing. New Generation Computing, Inc., a wholly-owned subsidiary of American Software, powers the digital supply chain with the Andromeda Cloud Platform®, enabling brand owners and retailers to maximize revenue and profit by accelerating lead times, streamlining product development and supply chain management, and optimizing distribution. NGC customers include Brooks Brothers, Carter’s, Destination XL, Fanatics, Foot Locker, Jockey International, Lacoste and Spanx. The comprehensive American Software supply chain and retail planning portfolio includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), and vendor quality and compliance. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business, as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, and income tax (benefit)/expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, income tax (benefit)/expense and non-cash stock-based compensation expense. A reconciliation of these non-GAAP financial measures to their nearest U.S. GAAP measures appears in the accompanying financial tables.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company’s products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company’s revenues. For further information about risks the Company could experience as well as other information, please refer to the Company’s current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477, invest@amsoftware.com or Kevin Liu, Investor Relations, (626) 657-0013.

American Software® is a registered trademark of American Software, Inc.; Logility® is a registered trademark and Logility Voyager Solutions™and Logility Voyager Pulse Wise™ are trademarks of Logility, Inc.; Demand Solutions® is a registered trademark of Demand Management, Inc.; and New Generation Computing®, Andromeda Cloud Platform®, Andromeda PLM® and Andromeda SCM® are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered marks, trademarks or service marks of their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
Revenues:
License fees	$1,694	$2,925	(42%)	$7,126	$15,344	(54%)
Subscription fees	3,830	2,611	47%	14,026	8,855	58%
Professional services & other	9,914	12,889	(23%)	42,154	44,663	(6%)
Maintenance	10,833	10,938	(1%)	45,400	43,841	4%
Total Revenues	26,271	29,363	(11%)	108,706	112,703	(4%)

Cost of Revenues:
License fees	1,125	1,569	(28%)	6,430	6,261	3%
Subscription services	2,013	1,038	94%	5,759	3,817	51%
Professional services & other	6,937	7,923	(12%)	31,421	30,596	3%
Maintenance	1,914	2,407	(20%)	8,356	9,326	(10%)
Total Cost of Revenues	11,989	12,937	(7%)	51,966	50,000	4%
Gross Margin	14,282	16,426	(13%)	56,740	62,703	(10%)
Operating expenses:
Research and development	5,060	4,779	6%	19,039	16,681	14%
Less: capitalized development	(1,800)	(1,152)	56%	(5,961)	(4,804)	24%
Sales and marketing	5,809	5,603	4%	20,992	20,658	2%
General and administrative	4,103	4,639	(12%)	17,006	16,033	6%
Provision for doubtful accounts	-	-	-	-	24	nm
Amortization of acquisition-related intangibles	97	94	3%	388	580	(33%)

Total Operating Expenses	13,269	13,963	(5%)	51,464	49,172	5%
Operating Earnings	1,013	2,463	(59%)	5,276	13,531	(61%)
Interest Income & Other, Net	1,275	(665)	nm	2,365	2,184	8%
Earnings Before Income Taxes	2,288	1,798	27%	7,641	15,715	(51%)
Income Tax Expense	414	530	(22%)	838	3,662	(77%)
Net Earnings	$1,874	$1,268	48%	$6,803	$12,053	(44%)
Earnings per common share: (1)
Basic	$0.06	$0.04	50%	$0.22	$0.40	(45%)
Diluted	$0.06	$0.04	50%	$0.22	$0.40	(45%)

Weighted average number of common shares outstanding:
Basic	31,144	30,514		30,950	30,080
Diluted	31,452	30,989		31,378	30,472

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
NON-GAAP Operating Earnings:
Operating Income (GAAP Basis)	$1,013	$2,463	(59%)	$5,276	$13,531	(61%)
Amortization of acquisition-related intangibles	597	632	(6%)	2,387	1,849	29%
Stock-based compensation	445	358	24%	1,753	1,467	19%
NON-GAAP Operating Earnings:	2,055	3,453	(40%)	9,416	16,847	(44%)

Non-GAAP Operating Earnings, as a % of revenue	8%	12%		9%	15%

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$1,874	$1,268	48%	$6,803	$12,053	(44%)
Income Tax Expense	414	530	(22%)	838	3,662	(77%)
Interest Income & Other, Net	(1,275)	665	nm	(2,365)	(2,184)	8%
Amortization of intangibles	1,831	1,594	15%	7,015	5,539	27%
Depreciation	219	132	66%	706	491	44%
EBITDA (earnings before interest, taxes, depreciation and amortization)	3,063	4,189	(27%)	12,997	19,561	(34%)

Stock-based compensation	445	358	24%	1,753	1,467	19%
Adjusted EBITDA	$3,508	$4,547	(23%)	$14,750	$21,028	(30%)

EBITDA, as a percentage of revenues	12%	14%		12%	17%

Adjusted EBITDA, as a percentage of revenues	13%	15%		14%	19%

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$1,874	$1,268	48%	$6,803	$12,053	(44%)
Tax Cuts and Jobs Act of 2017 Adjustment (3)	-	-	0%	-	(1,112)	(100%)
Amortization of acquisition-related intangibles (2)	490	445	10%	2,125	1,418	50%
Stock-based compensation (2)	365	253	44%	1,561	1,124	39%
Adjusted Net Earnings	$2,729	$1,966	39%	$10,489	$13,483	(22%)

Adjusted non-GAAP diluted earnings per share	$0.09	$0.06	50%	$0.33	$0.44	(25%)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
NON-GAAP Earnings Per Share
Net Earnings (GAAP Basis)	$0.06	$0.04	50%	$0.22	$0.40	(45%)
Tax Cuts and Jobs Act of 2017 Adjustment (3)	-	-	0%	-	(0.04)	(100%)
Amortization of acquisition-related intangibles (2)	0.02	0.01	100%	0.06	0.05	20%
Stock-based compensation (2)	0.01	0.01	0%	0.05	0.03	67%
Adjusted Net Earnings	$0.09	$0.06	50%	$0.33	$0.44	(25%)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
Amortization of acquisition-related intangibles
Cost of license	$500	$609	(18%)	$2,000	$1,270	57%
Operating expenses	97	23	322%	387	579	(33%)
Total amortization of acquisition-related intangibles	$597	$632	(6%)	$2,387	$1,849	29%

Stock-based compensation
Cost of revenues	$28	$39	(28%)	$124	$160	(23%)
Research and development	33	25	32%	131	99	32%
Sales and marketing	75	51	47%	264	211	25%
General and administrative	309	243	27%	1,234	997	24%
Total stock-based compensation	$445	$358	24%	$1,753	$1,467	19%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.06 and $0.22 for the three and twelve months ended April 30, 2019, respectively. Diluted per share for Class B shares under the two-class method are $0.04 and $0.40 for the three and twelve months ended April 30, 2018, respectively.
(2) - Tax affected using the effective tax rate for the three and twelve month periods ended April 30, 2019 and 2018.
(3) - Adjustment primarily due to the rate difference on our Deferred Tax Liabilities from the Tax Cuts and Jobs Act of 2017.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)

	April 30,	April 30,
	2019	2018

Cash and Cash Equivalents	$61,288	$52,794
Short-term Investments	24,710	26,121
Accounts Receivable:
Billed	18,819	18,643
Unbilled	1,475	3,375
Total Accounts Receivable, net	20,294	22,018
Prepaids & Other	6,210	6,592
Current Assets	112,502	107,525

Investments - Non-current	2,484	8,893

PP&E, net	3,585	3,034
Capitalized Software, net	11,063	9,728
Goodwill	25,888	25,888
Other Intangibles, net	2,732	5,120
Other Non-current Assets	3,056	2,777
Total Assets	$161,310	$162,965

Accounts Payable	$2,448	$1,974
Accrued Compensation and Related costs	2,561	6,310
Dividend Payable	3,434	3,367
Other Current Liabilities	1,375	1,246
Deferred Revenues - Current	33,283	33,226
Current Liabilities	43,101	46,123

Deferred Revenues - Non-current	-	147
Deferred Tax Liability - Non-current	3,514	2,615
Other Long-term Liabilities	88	1,496
Long-term Liabilities	3,602	4,258

Total Liabilities	46,703	50,381

Shareholders’ Equity	114,607	112,584

Total Liabilities & Shareholders’ Equity	$161,310	$162,965

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Twelve Months Ended
	April 30,
	2019	2018

Net cash provided by operating activities	$23,930	$6,754

Capitalized computer software development costs	(5,961)	(4,804)
Purchases of property and equipment, net of disposals	(1,252)	(1,428)
Purchase of business, net of cash acquired	-	(9,150)

Net cash used in investing activities	(7,213)	(15,382)

Dividends paid	(13,590)	(13,188)
Proceeds from exercise of stock options	5,367	8,609

Net cash used in financing activities	(8,223)	(4,579)

Net change in cash and cash equivalents	8,494	(13,207)
Cash and cash equivalents at beginning of period	52,794	66,001

Cash and cash equivalents at end of period	$61,288	$52,794

CONTACT:
Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477